September 28, 2010

Apricus Biosciences, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, CA  92121

Ladies and Gentlemen:

We have acted as special Nevada counsel to Apricus Biosciences, Inc. (formerly known as NexMed, Inc.), a Nevada corporation (the “Company”), in connection with the offering and sale of up to 1,728,882 units (the “Units”), each Unit consisting of (i) three shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) one warrant (each, a “Warrant”) to purchase one share of Common Stock, to be issued under that certain Warrant Agent Agreement, dated as of September 17, 2010, by and between the Company and Wells Fargo Bank, N.A., as warrant agent (the “Warrant Agent Agreement”).  The Units are being offered and sold pursuant to that certain Engagement Letter Agreement, dated as of August 16, 2010, by and between the Company and Dawson James Securities, Inc., as placement agent (the “Placement Agreement” and, together with the Warrant Agent Agreement, the “Agreements”), and as described in the Company’s Registration Statement on Form S-1 (File No. 333-169132) (as amended through and including the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The shares of Common Stock to be issued by the Company as components of the Units are hereinafter collectively referred to as the “Unit Shares” and the shares of Common Stock to be issued by the Company upon the exercise of the Warrants are hereinafter collectively referred to as the “Warrant Shares” (together with the Unit Shares, the “Shares”).  This opinion letter is being furnished at the request of the Company and pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Units, the Warrants and the Shares, each as contemplated by the Agreements and the Warrant Certificates (as defined in the Warrant Agent Agreement), and as described in the Registration Statement.  For purposes of this opinion letter, we have assumed such proceedings will be timely completed in the manner presently proposed, that the Units, the Warrants and the Shares will be issued in accordance with the applicable terms and conditions of the Agreements, the Warrant Certificates and the Registration Statement and, except to the extent set forth in this opinion letter, that the terms of such issuances have been or will be otherwise in compliance with applicable law.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies of all documents, agreements, instruments and corporate records, as we have deemed necessary or appropriate to enable us to issue the opinions expressed below.  We have also relied on certificates and assurances of officers and other representatives of the Company, and of public officials, as to factual matters material to such opinions.

100 North City Parkway, Suite 1600 | Las Vegas, NV 89106-4614	702.382.2101 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	702.382.8135 fax

Apricus Biosciences, Inc.
September 28, 2010

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each document we have reviewed has been or will be duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct; (iv) each natural person signing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vi) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to the effect of the laws of the State of Nevada and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction.  We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to any orders, consents or other authorizations or approvals as may be required by any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.            The Unit Shares have been duly authorized by the Company and, when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required for the Units in the manner contemplated by the Placement Agreement and in accordance with the proceedings described therein and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.            The Warrant Shares have been duly authorized by the Company and, when and to the extent issued in accordance with the terms of the Agreements and the Warrant Certificates, including after payment in full to the Company of all consideration required in respect of the Units, the due and proper exercise of the Warrants, and the payment in full to the Company of the exercise price and other consideration for the Warrant Shares as required thereunder and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence as of the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters.”  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP